Exhibit 99
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                                 PRESS RELEASE
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                          SMITHWAY MOTOR XPRESS CORP.
                            ANNOUNCES ACQUISITIONS

FORT DODGE, IOWA (PR Newswire) September 30, 1998 - Smithway Motor Xpress Corp. (Nasdaq/NMS: SMXC) announced today the closing of one acquisition and the signing of a definitive agreement on another acquisition. The combined transactions are expected to add over $30 million to Smithway's annual revenue and both are expected to be immediately accretive to earnings. After these two acquisitions during 1998, Smithway will have acquired companies with nearly $60 million in annual revenue.

In August, Smithway closed the acquisition of $4 million (annual revenue) TP Transportation of Enid, Oklahoma. TP operated 34 company-owned tractors and served exclusively the flatbed market.

In September, Smithway signed a definitive asset purchase agreement to acquire the freight operations and trucking assets of JHT, Inc. and related companies of Grand Rapids, Minnesota. JHT operates approximately 185 tractors serving exclusively the dry van market. Slightly over half of JHT's tractors are company-owned, with the balance being provided by owner-operators. The acquisition is contingent upon several factors, including due diligence, and is expected to close October 30, 1998.

Chairman, President, and Chief Executive Officer, William G. Smith said, "We are excited to add JHT and TP to the Smithway family. The transactions strengthen our market presence in both the dry van and flatbed markets and raise our fleet to over 1,450 power units. In both transactions the Company has followed its policy of paying fair market value for the assets plus a percentage of revenue for goodwill. The transactions are Smithway's seventh and eighth acquisitions since May 1995. These acquisitions, plus internal growth, put Smithway on target to meet anticipated gross revenue of $160 million in 1998. Smithway intends to continue its strategy of expanding both internally and through acquisitions."

Smithway is a truckload carrier that provides nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market. Smithway's Class A Common Stock trades on the Nasdaq National Market under the symbol "SMXC."

                      For additional information contact:
                 G. Larry Owens, Executive Vice President and
                            Chief Operating Officer
                                (515) 576-7418

This press release and statements made by the Company in reports to its stockholders and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recessions or downturns in customers' business cycles, excessive increases in capacity within truckload markets, decreased demand for transportation services offered by the Company, rapid inflation and fuel price increases, increases in interest rates, and the availability and compensation of qualified drivers and owner-operators. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to stockholders and periodic reports on forms 10-K and 10-Q.





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